Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Medalist Diversified REIT, Inc. and Subsidiaries

Richmond, Virginia

We hereby consent to the incorporation by reference in the Registration Statement of Medalist Diversified REIT, Inc. on Form S-8 (No. 333-228674) and in the Registration Statement of Medalist Diversified REIT, Inc. on Form S-11 (No. 333-254504) of our report dated March 10, 2021, relating to the consolidated financial statements as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020, and the related notes and schedule III, which appears in the Company’s annual report on Form 10-K, as amended.

/s/ Cherry Bekaert LLP

Richmond, Virginia

March 31, 2021